Exhibit 10.19

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the “Agreement”) is entered into on October 25, 2016 (the “Execution Date”), and made effective as of July 17, 2013 (the “Effective Date”), by and between LYL Holdings Inc., a corporation and successor in interest to this Agreement (the “Consultant”), and Opiant Pharmaceuticals, Inc., a Nevada corporation (the “Company”).

WHEREAS, on the Effective Date, the Company entered into that certain consulting agreement (the “Initial Consulting Agreement”), as amended by a subsequent letter agreement dated October 15, 2014, by and between the Company and two third party consultants (the “Letter Agreement” and, together with the Initial Consulting Agreement, the “Initial Agreement”), whereby the third party consultants, using their expertise in the biopharmaceutical space, provided certain consulting and advisory services to the Company during the period commencing on the Effective Date through the three (3) year anniversary of the Effective Date (the “Services”);

WHEREAS, the Company has developed a treatment to reverse opioid overdoses (known as NARCAN® (naloxone hydrochloride) Nasal Spray (the “Product”);

WHEREAS, pursuant to the Initial Agreement, the Company, in exchange for the Services provided by the third party consultants, assigned the third party consultants the right to receive a certain amount of the financial return produced by the Product; and

WHEREAS, the third party consultants have since assigned their rights and obligations under the Initial Agreement to the Consultant and the Consultant and the Company now desire to amend and restate the Initial Agreement to (i) reflect the occurrence of events since the Effective Date, (ii) incorporate the terms of the Letter Agreement and (iii) add the Consultant, and remove the third party consultants, as a party to this Agreement.

NOW, THEREFORE, with reference to the foregoing facts, the Company and the Consultant agree as follows:

1.	Interest Assignment.

1.1         In exchange for the Services provided by the third party consultants, the Consultant shall receive the right to receive, pro rata, five percent (5%) of the Net Profit generated from the Product in perpetuity from the Effective Date (the “Interest”). “Net Profit” shall be defined as any pre-tax revenue received by the Company that was derived from the sale of the Product less any and all expenses incurred by and payments made by the Company in connection with the Product, including but not limited to an allocation of Company overhead based on the proportionate time, expenses and resources devoted by the Company to Product-related activities, which allocation shall be determined in good faith by the Company.

2.	Net Profit Audits, Updates, Distributions and Other Transactions.

2.1         The Company shall provide the Consultant with an annual audit of Net Profit (the “Audit”), which Audit shall be completed after the end of each calendar year.  Notwithstanding the foregoing, this Paragraph 2.1 shall not be applicable until the Product generates Net Profit.

2.2         After the end of each quarter of the calendar year, the Company shall provide the Consultant with a written or electronic update with respect to the status of the Product. If the Product generates Net Profit, then the Company shall also provide the Consultant with a written or electronic statement of the estimated Net Profit represented by the Interest.

2.3         After the end of each of the first three quarters of the calendar year, the Company shall distribute to the Consultant eighty percent (80%) of such calendar quarter’s Net Profit represented by the Interest, which amount shall be estimated in good faith by the Company. Upon the completion of the Audit for such calendar year, the Company shall distribute to the Consultant the Net Profit represented by the Interest for the fourth quarter of the calendar year. In the event that the Audit for such calendar year determines the Net Profit represented by the Interest for the first three quarters of the calendar year (the “Audited NP”) to be greater than the estimated Net Profit represented by the Interest actually paid to the Consultant for the first three calendar quarters (the “Estimated NP”), then the Company shall distribute to the Consultant the difference between the Audited NP and the Estimated NP. In the event that the Audit for such calendar year determines the Audited NP to be less than the Estimated NP, then the Company shall deduct the difference between the Estimated NP and the Audited NP from the distribution for the fourth quarter of such calendar year and, if required, each following distribution until such amount is fully deducted.

2.4         In the event that the Product is sold by the Company, then the Consultant shall receive five percent (5%) of the net proceeds of such sale, pro rata, and in the form of such net proceeds, after the deduction of all expenses and costs related to such sale. In the event that the Company is sold, then the Company shall engage an independent financial or accounting firm to determine the fair value of the Company which is directly attributable to the Product and the Consultant shall receive five percent (5%) of such amount after the deduction of all expenses and costs related to such sale. All other material transactions involving the Product not addressed herein shall be addressed in good faith by the Company and the Consultant.

3.	Representations and Warranties of the Company.

The Company represents and warrants to the Consultant that:

3.1         The Company is a public company duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.

3.2         This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

4.	Acknowledgements, Agreements and Covenant of Consultant.

The Consultant acknowledges, agrees with, and covenants to, the Company as follows:

4.1         Opportunities for Additional Information. The Consultant acknowledges that the Consultant has not received any information from the Company regarding this investment. The Consultant has the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company. The Consultant has not asked such questions from the Company and is making its own decision without input and the Consultant desires to invest in the Company.

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4.2         No Guarantee of Success. The Consultant acknowledges that this is a speculative investment involving a high degree of risk and that there is no guarantee of success or that the Consultant will realize any gain from this investment, and the Consultant could lose the total amount of its investment.

4.3         Adapt Agreement. All amounts that the Consultant may be entitled to receive in respect of proceeds received by the Company from the Company’s License Agreement, dated December 15, 2014, by and between the Company and Adapt Pharma Operations Limited, a wholly owned subsidiary of Adapt Pharma Limited (“Adapt”), an Ireland-based pharmaceutical company (the “Adapt Agreement”), or received by the Company from any transaction contemplated by the Adapt Agreement, shall be the responsibility and obligation solely of the Company or its successor. The Consultant agrees and covenants, for the benefit of the Company and Adapt, Adapt’s successors, assigns and sublicensees and each of their respective shareholders, directors, officers and employees (the “Adapt Parties”), that it shall under no circumstances seek payment or other compensation for any such amount directly from any Adapt Party or assert any claim against any Adapt Party in relation to the Adapt Agreement or any transactions contemplated thereby.

6.	Miscellaneous.

6.1         Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be electronic or in writing, and shall be delivered by email or by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page to this Agreement.  Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the fifth day following deposit in the United States mails.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Paragraph. Notwithstanding the foregoing, the Company may send the information set forth in Paragraphs 2.1 and 2.2 via email.

6.2         Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

6.3         Successors.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs and personal representatives.

6.4         Waiver and Amendment.  No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

6.4         Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.

6.5         Third Party Beneficiaries. The Company and the Consultant agree that the Adapt Parties are express third party beneficiaries solely with respect to the Consultant’s covenant contained in Paragraph 4.3 of this Agreement and the Adapt Parties may enforce such provision hereof, and that the foregoing covenant is a material inducement to Adapt continuing to be a party to the Adapt Agreement.

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6.5         Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

6.6         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Consultant have duly executed this Agreement as of the Execution Date.

OPIANT PHARMACEUTICALS, INC.

By:	/s/ Dr. Roger Crystal

Name:	Dr. Roger Crystal

Its:	Chief Executive Officer

Address:	401 Wilshire Blvd., 12th Floor,
Santa Monica, CA 90401

Attn: Dr. Roger Crystal

Tel.: (424) 252-4756

Email: rcrystal@opiant.com

LYL HOLDINGS INC.

By:	/s/ Bradley Miles

Name:	Bradley Miles

Its:	President

Address:

Attn:

Tel.:

Email: